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                                   EXHIBIT 11

                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (in thousands except for per share amounts)

                                                 Six Months Ended Three Months Ended
                                                    June 30,            June 30,
                                                ----------------     ---------------
                                                1996       1995*     1996      1995*
                                                ----       -----     ----      -----
Weighted average shares outstanding            55,745     55,648    55,760    55,672

Equivalent shares assumed to be
  outstanding for:
      Stock options                               282        212       276       232
      Convertible debentures                    1,792      1,792     1,792     1,792
                                             --------   --------   -------   -------

Number of shares for primary
      computation                              57,819     57,652    57,828    57,696

Other dilutive equivalent shares--
      stock options                               -0-        -0-       -0-       -0-
                                             --------   --------   -------   -------

Number of shares assuming full
      dilution                                 57,819     57,652    57,828    57,696
                                             ========   ========   =======   =======

Net income                                   $113,844   $118,385   $54,396   $55,140

Interest on convertible debentures--
         net of tax                             1,430      1,430       715       715
                                             --------   --------   -------   -------

Net income for per share computation         $115,274   $119,815   $55,111   $55,855
                                             ========   ========   =======   =======

Earnings per share:

         Total Primary                       $   1.99   $   2.08   $   .95   $   .97
                                             ========   ========   =======   =======
         Fully Diluted                       $   1.99   $   2.08   $   .95   $   .97
                                             ========   ========   =======   =======

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*Common shares and their equivalent have been adjusted to reflect the 5% stock dividend effective March 15, 1996.